Exhibit 99.2

Innovative Deliver Grow 3M China Corporate Overview Kenneth Yu, Managing Director, 3M China & China Region

Our Mission To be the most innovative enterprise To be the preferred supplier in served markets

Our Values Satisfying our customers with superior quality, value and service. Providing investors with an attractive return through sustained, high-quality growth. Respecting our social and physical environment. Being a company employees are proud to be part of.

3M Overview Founded in1902 Headquarter: St. Paul, Minnesota, USA One of 30 companies in the Dow Jones Industrial Average A component of the Standard & Poor’s 500 Index 2009 Facts Worldwide sales $ 23.12 billion R&D Expenditures $ 1.29 billion Employees 74,835 person Ranks No. 351 on Fortune Global 500 companies in 2009

3M China Overview Founded in 1984, the first foreign-invested enterprise outside of Shenzhen special economic zones Total investment more than $ 700 million Over 5700+ employees “Most Admired Foreign-invested Enterprise in China” “The Best Citizenship”

3M China Corporate Communications

3M China Facilities



★ **HQ:** Shanghai

Manufactories: Shanghai(***5***), Suzhou(***1***),GuangZhou (***1***)

3M R&D Center / Technical Centers :
Shanghai / Beijing, Guangzhou, Suzhou

3M Offices:
25 municipal cities & districts

Distribution Centers:
Tianjin、ShenZhen、Shanghai


Urumqi
Changchun
Shenyang
Dalian
Beijing
Tianjin
Qingdao
Jinan
Suzhu
Wuxi
Shanghai
Hangzhou
Ningbo
Xi'an
ZhengZhou
Nanjing
Wuhan
Chengdu
Chongqing
Fuzhou
Changsha
Kunming
Xiamen
Guangzhou
Shenzhen

3M

6

© 3M 2008. All Rights Reserved.

Growth Engine is Working in China 3M China R&D Center Customer Technical Center Consumer Display Center Hall of Fame Innovation Auditorium Tape/Film Development Lab Aging Lab Communication Market Lab Dyneon Lab South China Technical Center Customer Technical Center Adhesive & Tape Lab Chemical Lab North China Technical Center Respiratory Lab Dental Lab Suzhou Optical Lab

PUJIANG JINSHAN GUANGZHOU CAOHEJING XINQIAO SUZHOU 3M Expands Manufacturing Capacity 01 02 03 04 05 06 07 08 +41% 3M China Capex WAIGAOQIAO

Suzhou Plant

Guangzhou Plant

Jinshan Plant

Pujiang Plant

Xinqiao Plant

 More than 60,000 products developed Promote over 500 new products annually 50% of global population use 3M’s products in daily lives Consumer and Office Electro and Communications Display and Graphics Safety, Security & Protection Industrial and Transportation Health Care Six Market-Leading Businesses

Industrial & Transportation Business

Safety, Security & Protection Service Business

Health Care Business

Display & Graphics Business

Electro & Communication Business

Consumer & Office Business

More Than 45 Core Technologies Innovation -- Core Technology Platforms

3M China Corporate Communications

Technologies Platforms...Multiple Markets




3M Core Technologies
Markets
Adhesives
Abrasives
Ceramics
Electronic Packaging
Microreplication
Integr. Systems Design
Light Management
Specialty Materials
Nonwoven Materials
Polymer Melt Processing
Architecture & Construction
Automotive, Marine & Aerospace
Electronics Manufacturing
Graphic Arts
Health Care
Home & Leisure
Manufacturing & Industry
Office
Safety: Transportation & Personal
Security
Utilities & Telecommunications

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© 3M 2008. All Rights Reserved.

Innovation Paradigm 15% principle to encourage spontaneous innovation Explore new technology fields Boundless communication & collaboration cross functions & departments 69,000 new products over 1 century (3 new products every 2 days) 35% of sales comes from the new products in the last 4 years Average 500 new products each year

Thanks!